UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2018

Pandora Media, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35198	94-3352630
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2101 Webster Street, Suite 1650 Oakland, CA	94612
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 510-451-4100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry Into a Material Definitive Agreement

On May 24, 2018, Pandora Media, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC (the “Underwriter”), relating to the offer and short sale by the Underwriter of 6,373,275 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) borrowed from third parties in connection with the exchange of approximately $192.9 million aggregate principal amount of the Company’s outstanding 1.75% senior convertible notes due 2020 (the “2020 Notes”) for an equal principal amount of a new series of 1.75% senior convertible notes due 2023 (the “New Notes”) to facilitate the establishment of short positions by certain exchanging holders to facilitate hedging of their investments in the New Notes.

The Shares were sold pursuant to an automatic registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on May 24, 2018, which became effective upon filing (File No. 333-225175), and a related prospectus supplement (the “Prospectus Supplement”) filed with the SEC. The closing of the offering took place on May 29, 2018.

The Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K, and is incorporated by reference in the Registration Statement. The description of the Underwriting Agreement in this report is a summary and is qualified in its entirety by the terms of the Underwriting Agreement.

The Company is filing the opinion of its counsel, Sidley Austin LLP, as Exhibit 5.1 hereto, regarding the legality of the Shares covered by the Prospectus Supplement. Exhibit 5.1 is incorporated herein by reference and into the Registration Statement, and into the Prospectus Supplement.

Item 8.01.	Other Events.

On May 24, 2018, the Company entered into separate privately negotiated exchange agreements with certain holders of its 2020 Notes to exchange in a private placement exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), an aggregate of approximately $192.9 million principal amount of 2020 Notes (the “Exchange”) for an equal principal amount of New Notes. The Company anticipates that settlement of the Exchange will occur on or about June 1, 2018.

The New Notes will be senior unsecured obligations and pay interest semiannually in arrears at a rate of 1.75% per annum on June 1 and December 1 of each year, beginning on December 1, 2018. Prior to the close of business on the business day immediately preceding July 1, 2023, the New Notes will be convertible at the option of the holder into cash, shares of the Company’s Common Stock or a combination thereof, at the Company’s election, only upon satisfaction of certain conditions and during certain periods, and thereafter at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. The initial conversion rate for the New Notes has been set at 104.4768 shares of common stock per $1,000 principal amount of New Notes, which is equivalent to an initial conversion price of approximately $9.57 per share of common stock (subject to adjustment upon the occurrence of certain events). The New Notes will mature on December 1, 2023, unless earlier converted, repurchased or redeemed.

In connection with the exchange, certain of the investors participating in the Exchange entered into transactions in respect of shares of the Common Stock in order to hedge their market risk with respect to the New Notes that they are to acquire in the Exchange, as described in Item 1.01 herein.

Following the closings of the Exchange, $152.1 million in principal amount of the 2020 Notes will remain outstanding, and $192.9 million aggregate principal amount of New Notes will be outstanding.

The issuance of the New Notes will occur under an indenture to be dated on or about June 1, 2018, between the Company and Citibank, N.A., as trustee (the “Indenture”).

Press releases describing the above transactions are attached as Exhibits 99.1 and 99.2, respectively.

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer to sell, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. The New Notes and any shares of Common Stock issuable upon conversion of the New Notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state laws.

Item 9.01.	Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of May 24, 2018, by and between the Company and Morgan Stanley & Co. LLC.

5.1	Opinion of Sidley Austin LLP regarding the legality of the shares.

23.1	Consent of Sidley Austin LLP (included in Exhibit 5.1).

99.1	Press Release, Pandora Announces Convertible Note Exchange Transactions, dated May 24, 2018.

99.2	Press Release, Pandora Prices Convertible Note Exchange Transactions, dated May 24, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANDORA MEDIA, Inc.

	By:	/s/ Stephen Bené
Stephen Bené
General Counsel and Corporate Secretary
Date: May 29, 2018